UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 9, 2012

GUANWEI RECYCLING CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53825	98-0669936
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Rong Qiao Economic Zone
Fuqing City
Fujian Province
People’s Republic of China
300500
(Address of principal executive offices)

Registrant’s telephone number, including area code: (86-591) 8536-6197

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act   (17 CFR 240.13e-4(c))

Item 3.01.   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 9, 2012, the Nasdaq Stock Market (“Nasdaq”) notified Guanwei Recycling Corp. (the “Company”) that it no longer complied with Nasdaq Rule 5550(a)(2) (the “Minimum Bid Price Rule”), as the closing bid price of the Company’s common stock, par value $0.001 (“Common Stock”), was below the minimum $1.00 per share for the 30 consecutive trading days prior to July 9, 2012. In accordance with Nasdaq Rule 5810(c)(3)(A), the Company will be provided 180 calendar days, or until January 7, 2013, to regain compliance with the Minimum Bid Price Rule. The Company may regain compliance with the Minimum Bid Price Rule if the bid price of the Company’s Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days at any time prior to January 7, 2013.

In the event the Company does not regain compliance with the Minimum Bid Price Rule by January 7, 2013, the Company may be eligible for an additional 180-day period in which to demonstrate compliance with the Minimum Bid Price Rule, provided that the Company meets the continued listing requirements for the market value of its Common Stock and all other initial listing standards for The Nasdaq Capital Market set forth in Nasdaq Rule 5505. If the Company does not regain compliance with the Minimum Bid Price Rule prior to January 7, 2013 and is not eligible for the additional compliance period, Nasdaq will notify the Company that its Common Stock will be delisted. At that time, the Company may appeal Nasdaq’s determination to delist the Company’s Common Stock.

The Company intends to actively monitor the closing bid price of its Common Stock and will consider available options to regain compliance with the Minimum Bid Price Rule.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2012

GUANWEI RECYCLING CORP.

By:	/s/ Min Chen
Name:	Min Chen
Title:	Chief Executive Officer and Chairman of the Board of Directors